UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/13/2007

FLIR Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21918

Oregon	93-0708501
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

27700A SW Parkway Avenue, Portland, Oregon 97070
(Address of principal executive offices, including zip code)

(503) 498-3547
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On September 13, 2007, FLIR Systems, Inc., an Oregon corporation ("FLIR"), entered into a Share Purchase Agreement (the "Agreement'") with the two principal shareholders (the "Sellers") of Cedip Infrared Systems, a company organized and existing under the laws of France ("Cedip"). Cedip is a leading provider of infrared cameras and stabilized gimbaled systems. Cedip is listed on the French Alternext stock market. The Agreement provides that, upon the terms and subject to the conditions set forth therein, FLIR will purchase from the Sellers 2,047,500 shares of capital stock of Cedip (the "Shares"), which represent approximately 63.7% of the share capital of Cedip on a fully diluted basis. FLIR has also entered into separate Share Purchase Agreements (the "Additional Agreements") with three other shareholders of Cedip with respect to a total of 131,000 additional shares of capital stock of Cedip (the "Additional Shares") representing approximately 4.1% of the share capital of Cedip on a fully diluted basis. The purchase price for the Shares and the Additional Shares is EUR 19 per share, or an aggregate of approximately EUR 41.4 million (approximately $57.1 million).

The purchase of the Shares is subject to various closing conditions, including the authorization of the French Minister of Finance and Economy pursuant to the French Monetary and Financial Code. If the Acquisition is completed, FLIR is obligated to launch a mandatory Standing Market Offer in France pursuant to which FLIR will undertake to buy all of the remaining outstanding shares of Cedip at a price of EUR 19 per share. In the event that upon completion of the Standing Market Offer, FLIR owns at least 95 percent of the share capital and voting rights of Cedip, the price per share paid to all shareholders of Cedip will be increased to EUR 19.50 per share. If commenced, the Standing Market Order is expected to be completed by the end of January 2008. In the event that FLIR purchases all of the outstanding shares of Cedip, total consideration paid will be approximately EUR 62.7 million (approximately $86.4 million).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR Systems, Inc.

Date: September 19, 2007	By:	/s/ Stephen M. Bailey
Stephen M. Bailey
Senior Vice President, Finance and Chief Financial Officer